Southwestern Showcase
Dallas, Texas
November 15, 2006

&

Lehman Brothers 3rd Annual Small Cap Conference
Dana Point, California
November 16, 2006

Disclaimer
Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
November 15, 2006
The issuer has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000. The prospectus relating to this offering is available by clicking on the following link:
The issuer has filed a registration statement (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000. The prospectus relating to this offering is available by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

DETERDING #8 - RIO VISTA, CA
CORPORATE PROFILE

Corporate Profile
    * Includes non-consent properties of 19.6 Bcfe and PV-10 value of $73 million.

  ** Includes non-consent properties.
717 TEXAS AVENUE
HOUSTON, TEXAS
ROSETTA CORPORATE HEADQUARTERS
▪ Completed 144A Transaction	July 7, 2005
▪ Stock Trades on NASDAQ,Symbol:	“ROSE”
▪ Shares Outstanding:	50 Million
• 12/31/05 SEC Proved Reserves:	379 Bcfe *
• 12/31/05 SEC Proved PV10:	$1.4 Billion **
• Proved Developed Reserves:	65%*
• Net Producing Wells:	Over 500
• Proved and Probable locations:	Over 600
• Historical drilling success:	Over 80%
• Number of employees:	120
• Principal Offices:	Houston, Denver
• Field Offices:	Rio Vista, CA Laredo, TX

Total SEC Proved*
379 Bcfe
96% Gas
Sacramento Basin
Proved -162 Bcfe (43%)
Rio Vista
Rockies
Proved - 4 Bcfe (1%)
Uinta Basin
Denver
DJ Basin
San Juan Basin
Other Areas
Proved - 28 Bcfe (7%)
Magnolia
Houston
Laredo
South Texas Lobo
Proved - 154 Bcfe (41%)
Gulf of Mexico
Proved - 17 Bcfe (4%)
State Waters
Proved - 3 Bcfe (1%)
South Texas Perdido
Proved - 11 Bcfe (3%)
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

Rosetta Resources

Proved SEC Reserves (at 12/31/05)
*Includes non-consent properties, representing 19.6 Bcfe.

120
100
80
60
40
20
0
73
85
89
95
2nd Half 2005 Actual
1st Quarter 2006 Actual
2nd Quarter 2006 Actual
3rd Quarter 2006 Actual

Rosetta

(MMCFE/D)
Production

Quarterly Results (in Millions)
	Three Months Ended September 30, 2006 (Unaudited)	Nine Months Ended September 30, 2006 (Unaudited)
Production (MMcfe/Day)	95.0	89.5
Realized Price ($/MCFE)	8.15	8.15
Total Revenues	71.2	199.1
Net Income	11.9	31.4
EPS Diluted	0.24	0.62
Average Shares Outstanding (Diluted)	50.4	50.4

Financial Highlights (in Millions)
September 30, 2006 (Unaudited)
Cash and Cash Equivalents	$ 93.7
Total Assets	$ 1,190.3
Long Term Debt	$ 240.0
Stockholder’s Equity	$ 812.2
Debt/Total Capital	23%

(1) Includes costs of becoming Public company, SOX implementation and the Calpine Transaction.  Expect to be below $0.50 per MCFE by

(1) Includes costs of becoming Public company, SOX implementation and the Calpine Transaction.

Expect to be below $0.50 per MCFE by mid 2007.

2006 Estimated Cash Cost Structure
2006
▪ COSTS/MCFE
• Direct LOE	$0.67
• Ad-Valorem Tax	0.25
• Work over	0.15
• Insurance	0.04 1.11
▪ Total Lifting Costs
• Production Tax	0.21
• TG&M	0.15
• G&A (1)	0.75
• Interest Expense	0.50
Total	$2.72

Hedge Position  (Mmbtu/day)
	2006	2007	2008	2009
Fixed Swaps	45,000	36,300	30,876	26,141
Average Price	$7.92	$7.62	$7.30	$6.99

Additional Fixed Swaps*	--	9,041	9,033	--
Average Price	--	$8.21	$8.04	--

Collars	10,000	--	--	--
Floor	$8.83	--	--	--
Ceiling	$14.00	--	--	--

Additional Collars*	--	10,000	--	--
Floor	--	$7.19	--	--
Ceiling	--	$10.03	--	--
•
Rosetta uses hedges to lower exposure to commodity volatility.
•
It also provides a stable cash flow for future acquisitions and our extensive capital program.
* Added additional hedges in September 2006

Calpine Transaction
▪
  Contractual gas sales continuing.
▪
  Non-consent property status report presented to Calpine.
▪
  Settlement discussions underway.
▪
  Objective is global solution:
  - Calpine conveys good title for non-consent properties for $68 MM.
  - Preferential right properties retained by Calpine. Rosetta retains approximately $7 MM.
  - Settlement statement finalized.
  - Other administrative matters settled to satisfaction of Rosetta.

DRIVER 20-1
SACRAMENTO BASIN, CALIFORNIA
Operations Update

SYMBOL HIGHLIGHT
CURRENTLY DRILLING
REMAINING 2006 DRILLING
2006 RECOMPLETIONS
2006 IN PROGRESS RECOMPLETIONS
2006 PROPOSED RECOMPLETIONS

Rosetta Resources

Sacramento Basin
▪
167 producing wells and over 62,000 net
acres in the Rio Vista Field.
▪
Current average net production 40
MMcfe/d*.
▪
143 currently shut-in or idle wells, over 130
workover and recompletion projects.
▪
Numerous wells identified that are
believed to contain bypassed pay.
Currently attempting to acquire rights to
these wellbores.
▪
Began a drilling program in early
November 2005, drilled 22 wells to date,
21 successful one dry hole, 13 of these
wells currently on production, 4 additional
wells to be producing by the end of
November 2006.
▪
Expect to drill an additional 3 to 4 wells in
2006. One drilling rig active in field.
▪
Four completion rigs currently working on
Rosetta properties in the Rio Vista Field
area. Performed 21 recompletions since
June 30, 2005.
*Includes cured non-consent
properties.

Rio Vista Stratigraphic Column
Gas Zones
TERTIARY
CRETACEOUS
MIO.-PLIO-PLEIST.
OLIG.
EOCENE
PALEOCENE
UPPER
UNDIFFERENTIATED NON-MARINE
MARKLEY GORGE FILL
SIDNEY
NORTONVILLE
EMIGH
CAPAY
HAMILTON
ANDERSON
MARTINEZ
McCORMICK
MOKELUMNE
STARKEY
PETERSEN
WINTERS
Det 7
PA 54
Welch 17
Wilcox 12
RVGU 240
RVGU 263
Wilcox 13
Welch 13
PA 55
RVGU 262
RVGU 261
RVGU 265
Wilcox 14
Twitchel 4
H And3
Emigh 18
RVGU 270
RVGU 272
Twitchel 5
Det 8
Winters tested wet
Original objective in Winters, developed hole problems, good ML shows re-drill as Wilcox 14
Net Pay Encountered in Primary Objective
Net Pay Encountered in Secondary Objective
Current Completion

Rosetta Resources

Rio Vista Wells
(November 5, 2005 to September 30, 2006)

▪
Recently drilled wells have extendedthe Upper, Middle, Lower Capay and also the Martinez within the Rio Vista Gas Field.
▪
Two Capay wells drilled in theSouthern Extension, RVGU 265 and RVGU 270 are producing 0.7 and 1.2 MMCFE/D respectively and the two Martinez wells drilled in the extension, Twitchell 4 and Twitchell 5 are producing 2.0 and 3.5 MMCFE/D respectively.
▪
This extension has added 18 Bcf  of  reserve potential.
Rio Vista – Upper Capay and Martinez
Capay Extension
Martinez Extension
S o u t h e r n   E x t e n s I o n

RIO VISTA GAS UNIT
BRADFORD
ISLAND 3D

Rosetta
RESOURCES

Sacramento Basin – Bradford Island 3D Shoot
▪
Acquiring 12.0 sq. mi. (~7700 acres)  proprietary 3D seismic data over the Southern Rio Vista Gas Unit.
Approximately 70% (~ 5400 acres) of the 3D covers acreage with no seismic coverage.
▪
Prospective zones include the Nortonville,Capay, Hamilton, Martinez, and McCormick.
▪
Historically only 17 wells in survey – only  4 below 5000’.
▪
20 BCF reserve potential.

Maddie (Oily RV)
Welch 19
Wilcox 14

Rosetta Resources

Rio Vista - Winters Play
Rio Vista Unit
▪
Over 1.1 Tcf of gas produced to the North,  East and South of Rio Vista field through the end of the third quarter.  Only 5 penetrations to date in this 90-square mile field area.
▪
Welch 13 well drilled in April in the Winters  with producing rate of 3 MMcfe/d (net) as of the end of the third quarter.
▪
Wilcox 13 has good mud log shows in the  K1 but not logged due to hole conditions.
▪
Wilcox 14 well has good mud log shows and calculated pay on open hole logs but tests show zone to be wet. Maddie location to be drilled with deep rig in 2007.
▪
Identification of additional locations is  currently underway. Plans underway for K1 test in
Wilcox 13 fault block. May sidetrack Wilcox 14.

South Texas Trends
Miocene and Frio Amplitude Plays
Anomalina and Vicksburg AmplitudePlays
Upper Wilcox Structural Plays
Lobo Play
Perdido Play
Middle and Lower Wilcox Plays
Sligo Reef Structural Plays

EL COROZON RANCH #2
WEBB COUNTY, TEXAS
LOBO DISTRICT

S. Callaghan and El Corazon Ranch (42,000 est. of the total) acreage
South Texas – Lobo
▪
The Company has approximately  70,000 net acres (est.) square miles of  3-D seismic.
▪
277 active operated and 117  non-operated wells.
▪
Current net production is 39  MMcfe/day.
▪
Over 100 proved and probable  locations.
▪
Drilled 16 successful wells to date.  Net production for the first 14 wells is currently 22.3 MMcfe/d.  (2 are completing.)
▪
Plan to drill 7 additional wells in 2006  (2 drilling now).
▪
Two rigs under contract.
2006 Dry Hole
Next 12 months Drilling Inventory
Future Location
2006 Discovery
Currently Drilling
Current Producer
Updated 11/6/06

Lobo Wells
Lobo Stratigraphic Column
LOBO STRAYS
LOBO 'B' SAND
WALKER
LOBO 1
L1 PAY
LOBO 2
LOBO 3
LOBO 6a SAND
LOBO 6b SAND
LOBO 6c SAND
LOBO 6d SAND
2006 New Wells
SCR 232
SCR 234
SCR 235
SCR 236
SCR 238
SCR 237
SCR 242
ECR 3
ECR 1
ECR 2
ECR 11
SCR 244
SCR 239
SCR 240
ECR 7
ECR 6

STABILIZED INITIAL PRODUCTION RATE, MMCFE/D
DIMENSIONLESS TIME T_D, MONTHS

Rosetta Resources

LOBO
TYPE CURVES – ALL RESERVOIRS
Average Gross Production by
well based on 161 wells drilled
through July, 2006.

CUMULATIVE GAS, MMCF
DIMENSIONLESS TIME T, MONTHS
0
200
400
600
1,400
1,600
1,800
2,000
0
10
20
30
40
50
60
70
80
90
100
110
120
130
140
150
160
170
180
190
200

Rosetta

LOBO
NORMALIZED PRODUCTION CUMULATIVES
Average Gross Production by
well based on 161 wells drilled
through July, 2006.

South Texas – Perdido
▪
Company owns a 50% non-operated working  interest in approximately 18,000 net acres (est.) in the Perdido Sand Trend.
▪
Horizontal drilling has been very successful in  developing these sands at 9,500 to 12,000 feet.
▪
Currently have 31 producing wells of which 10 are horizontal.
▪
Current net production is 9 MMcfe/d.
▪
5 new horizontal wells drilled in 2006 to date.They are producing a total of 9.5 MMcfe/d (gross).
▪
48 future locations will be horizontal.
▪
There is 1 additional well planned for 2006.
Current horizontal producers
Approved horizontal locations
Future horizontal locations
Perdido Acreage
Currently drilling

0
2
6
8
10
12
1
2
3
5
6
7
8
9
10
11
12
13
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
33
34
36

Rosetta

PERDIDO
TYPE CURVES HORIZONTAL WELLS – ALL RESERVOIRS
Average Gross Production by
well based on 7 wells drilled
through  August, 2006.

PERDIDO
NORMALIZED HORIZONTAL WELLS  PRODUCTION CUMULATIVES
Average Gross Production by
well based on 7 wells drilled
through August, 2006.

LOUISIANA
Mioce ne
Plioce ne
Pleistoce ne
GULF OF MEXICO

Gulf Coast Offshore Exploration

Rosetta Resources

Gulf of Mexico Activity Areas
▪
Working interest in 11 blocksranging from 20% to 100%
(NRI of 15% - 79%).
▪
Current net production is  MMcfe/day from 8 producing
wells.
▪
22,000 net acres (est.) under lease.
▪
A recent discovery at MainPass 118 tested 12.4 MMcf/day and 512 Bbls/day, gross.
▪
Successful bidder in 2006offshore lease sale with 50% working interest in S. Timbalier Block 293 and Block 226 and 25% in East
Cameron Block 178.
HIGH ISLAND BLOCK 442
EAST CAMERON BLOCKS 88-89
EAST CAMERON BLOCK 178
MAIN PASS BLOCK 118
SOUTH TIMBALIER BLOCK 226
SOUTH TIMBALIER BLOCK 293
SOUTH PELTO BLOCK 17
New Leases
Current Producer
Awaiting Platform
Updated 11/8/06

Texas State Waters
▪
The Company is exploring in theVicksburg and Frio trends in
Galveston Bay, Texas, pursuing
sands that exhibit strong
hydrocarbon indicators on 3-D
seismic.
▪
Current net production is 2.5 MMcfe/day.
▪
Four successful wells drilled todate.  One is shut-in waiting on fracture-stimulation.
▪
Five additional locations areplanned, with working interest of
28.9% to 40%.
T B - 2
St Tr 100 Ut
Bonefish
Kerr McGee Farm-Out
Dolphin
 Producing
Waiting on Completion
Location
Rosetta Acreage
TEXAS STATE WATERS

YUMA C
HEYENNE PLAINS 10" LATERAL
DRILLED WELLS

Rosetta RESOURCES

Rocky Mountains – DJ Basin
▪
Producing formation – Niobrara chalk at 2,300- 2,500 feet.
▪
Company owns 81,500 net acres in this  shallow gas play.
▪
54 wells drilled through November 9th, 48  successful (88% success rate).  All of the  wells (28) in the Republican River 3D look very good on logs, averaging 7 ohms resistively up to a maximum of 17 ohms with gas effect over the Niobrara Chalk. Continuing to stake locations on two other 3-D surveys.
▪
Expect to drill approximately 200 additional  locations on our existing leases and leases being finalized with 60 planned in 2006.
▪
61 square miles of 3-D seismic acquired in  2006 on this 3-D supported play.
▪
Drilling and completion cost per well is  $225,000.
DJ Basin
     Rosetta Leases
Updated 11/9/06

Investment Considerations
▪
 Quality Asset Base
▪
 Production Growth Momentum
▪
 Significant Drilling Location Inventory
▪
 Competitive Cost Structure
▪
 Strong Balance Sheet
▪
Experienced Technical Staff, Making Use of Industry  Best Practices and State of the Art Technology

EAST CAMERON BLOCK 89
#16 OFFSHORE, LOUISIANA
CONCLUSION

Forward-Looking Statements
Forward-Looking Statements: All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.